Exhibit 99.1
JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D dated January 8, 2008 with respect to the shares of Common Stock of NovaRay Medical, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: January 11, 2008	WHEATLEY MEDTECH PARTNERS, L.P.

	By:	Wheatley MedTech Partners, LLC its general partner

	By:	/s/ Barry Rubenstein
Barry Rubenstein, Chief Executive Officer

WHEATLEY MEDTECH PARTNERS, LLC

By:	/s/ Barry Rubenstein
Barry Rubenstein, Chief Executive Officer